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EXHIBIT 3.1

                     ARTICLES OF INCORPORATION
                                OF
                   GEM INTERNATIONAL (USA), INC.

     Pursuant to the provision of the Nevada Business Corporation
Act, subsection 78.010, et seq, the undersigned corporation hereby adopts the following Articles of Incorporation as follows:

                             ARTICLE I
                                NAME

     The name of this corporation is GEM INTERNATIONAL (USA), INC.

                             ARTICLE II
                              DURATION

     The corporation has perpetual existence.

                            ARTICLE III
                        CORPORATION PURPOSES

     The purpose or purposes for which the Corporation is organized are all things necessary or convenient to carry out any lawful business, including the financial service industry, as well as those itemized under Chapter 78 of Nevada Revised Statutes, including any amendments thereto or successor statute that may hereinafter be enacted.

                             ARTICLE IV
                           CAPITALIZATION

     Section 1: Aggregate Number of Shares. The total number of shares which the Corporation shall have authority to issued is 5,000,000,000 shares of Common Stock of the par value of $0.0001 per share.

     Section 2: Rights of Common Stock. The Common Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the board of directors. The board of directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

     (i) The voting powers, if any, of the holders of stock of such series;

     (ii) The rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or noncumulative and if cumulative the terms upon which such dividends shall be cumulative.

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     (iii)     The price or prices and the time or times at and the
               manner in which the stock of such series shall be redeemable and the terms and amount of any sinking fund provided for the purchase or redemption of shares.

     (iv) The rights to which the holders of the shares of stock of such series be entitled upon my voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (v) The terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of other class or classes or of other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the tam of adjustment, if any; and

     (vi) Any other designations, preferences, and relative participating, optimal or other special rights, and qualifications, limitations or restrictions thereof so far as they we not inconsistent with the provisions of the Articles of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of Nevada.

     (vii) Each holder of the Common Stock shall have one vote in respect of each share of such stock held by such holder of Common Stock.

                             ARTICLE V
                        NO PREEMPTIVE RIGHTS

     Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                             ARTICLE VI
                        NO CUMULATIVE VOTING

     Each shareholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such shareholder for as many persons as there are Directors to be elected and for whose election such shareholder has a right to vote, and no shareholder shall be entitled to cumulate their votes.

                            ARTICLE VII
                               BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

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                            ARTICLE VIII
                   REGISTERED OFFICE AND ADDRESS

     The address of the registered office of the Corporation is: 1800 East Sahara, Suite 107, Las Vegas, Nevada 89104 and the name of its initial registered agent at such address is Nevada Corporate Services.

                             ARTICLE IX
               AMENDMENT TO ARTICLES OF INCORPORATION

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in any manner now or hereafter permitted by law, and all rights and powers conferred herein on the shareholders and directors of this corporation are subject to this reserved power.

                             ARTICLE X
                         BOARD OF DIRECTORS

     The qualifications, terms, of office, manner of election, time and place of meetings, and powers and duties of the Director shall be prescribed in the Bylaws, but the number of first Direcotrs shall to two and shall serve until the first annual meeting of shareholders or until his the first Directors as follows:

     Name                Address

     MICHAEL COX         1720 Hampton Drive
                         Coquitlam, British, Columbia, Canada V3E 3C9

     DAVID RAMBARAN      1720 Hampton Drive
                         Coquitlam, British, Columbia, Canada V3E 3C9

                             ARTICLE XI
                      LIMITATION OF LIABILITY

     No director or officer of the Corporation shall be personally liable to the cooperation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not or limit the liability of a director or officer for
(1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modificiation.







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                            ARTICLE XII
                      STATUTES NOT APPLICABLE

     The provisions of Nevada Revised Statutes, 78.378 through
787.3793, inclusive, regarding the voting of a controlling interest in stock of a Nevada corporation and sections 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation

     The name and address of each incorporator is:

     Name                Address

     David Rambaran      1720 Hampton Drive
                         Coquitlam, British Columbia, Canada V3E 3C9

     Executed in duplicate this 15th day of December, 1998.


                                   /s/ David Rambaran, Incorporator

PROVINCE OF BRITISH COLUMBIA       )
                                   ) ss.
City of Coquitlam                  )

     On this day personally appeared before me, DAVID RAMBARNA, to me known to be the individual described in and who executed the within and foregoing instrument, and acknowledged that he signed the same a his free and voluntary act and deed, for the uses and purposes therein mentioned.

     GIVEN under my hand official seal this 15th day of December, 1998.

                                   /s/ Pankaj Shan
                                   Notary Public in and for British
                                   Columbia.

Commission expires:

Lifetime